Exhibit 10.28

Consulting Agreement	Cerus Corporation

THIS AGREEMENT (the “Agreement”) is made effective by and between CERUS CORPORATION., with its global headquarters at 2550 Stanwell Drive, Concord, CA US 94520, (hereinafter “Cerus”) and Mr. Caspar Hogeboom, [date of birth and home address omitted], The Netherlands (hereinafter “Consultant”).

IN CONSIDERATION of the mutual covenants set forth below, the parties hereby agree as follows:

1. Engagement Of Services. Consultant, pursuant to the provisions of this Agreement, is hereby engaged by Cerus to perform services (the “Services”) for Cerus described in Exhibit A attached hereto.

Consultant shall perform Services as requested by Cerus from time to time to the best of Consultant’s ability, such Services to be performed at such place or places and at such times as shall be mutually agreeable to Cerus and Consultant.

Cerus will make available to Consultant a company laptop to be used in relation to the Services. Moreover, Consultant will be given the required company network access and documents to be used in relation to the Services.

2. Compensation. Cerus shall pay Consultant for Services rendered according to the fee schedule set forth in Exhibit B attached hereto. Consultant will provide, on a monthly basis, itemized invoices detailing the amount and type of Services performed by Consultant during the applicable month. Invoices will be addressed to Cerus ACCOUNTS PAYABLE. Such invoices will be due and payable by Cerus within thirty (30) days of receipt. In addition to such compensation, Cerus will reimburse the Consultant for travel and other out-of-pocket costs reasonably incurred in the course of performing Services under this Agreement pursuant to Cerus’ current travel and expense reimbursement policies; provided however, that Cerus shall not be obligated hereunder unless: (a) Cerus has agreed in advance to reimburse such costs; and (b) Consultant provides Cerus with appropriate receipts or other relevant documentation for all such costs as part of any submission by Consultant for reimbursement.

3. Independent Contractor. It is understood and agreed that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of Cerus. Consultant agrees not to act as, or give any person any reason to believe that Consultant is, an employee, agent, joint venturer or partner of Cerus. Consultant has no authority to bind or obligate Cerus by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will Cerus make deductions from Consultant’s fees for taxes. Federal and state taxes and insurance contributions shall be the sole responsibility of Consultant.

4. Liability, indemnification for taxes and premiums.

Consultant is liable for any and all damages incurred by Cerus if and to the extent, such damage is caused by the willful misconduct (opzet) or gross negligence (grove schuld) of Consultant.

Consultant must for its own benefit take out adequate insurances with reputable insurance companies to cover the risk of any damages which may result of its performance of its obligations under this Agreement.

Consultant shall be responsible for the payment of all income tax and any other form of taxation or social security cost in respect of his remuneration or benefits. Consultant shall indemnify the company and hold the company fully harmless in respect of any liability relating to income taxes in relation to the Consultant’s remuneration or benefits.

In the event that the legal relationship described in this Agreement, contrary to the stated intentions and the meaning of the parties, is deemed to be an employment agreement between Cerus and Consultant by the Dutch tax authorities and if Cerus, as a consequence thereof, would be obliged to pay wage tax (“loonbelasting”), social premiums (“premies volksverzekeringen”) or employee insurance premiums (“premies werknemersverzekeringen”), including any fines, interests or penalties levied, Cerus shall be entitled to withhold and deduct such amounts from any amounts to be paid to Consultant under this Agreement or in any other way. If and insofar any tax on wages or premiums due by Cerus are due retroactively, i.e. with respect to a period during which no withholding took place, the indemnity contained above shall apply.

5. Labour Relation Statement

As soon as reasonably possible, but before the start of this Agreement, Consultant shall make sure that he submits to the Cerus, the relevant Labour Relation Statement (Verklaring Arbeidsrelatie winst uit onderneming or Verklaring Arbeidsrelatie directeur-grootaandeelhouder) of the Dutch tax authorities relating to the Consultant.

Consultant must notify the Cerus promptly upon becoming aware of any alteration in facts or circumstances based upon which the Labour Relation Statement was issued.

6. Confidential Information. Subject to the limitations set forth in Section 7, all information disclosed by Cerus to Consultant during the term of this Agreement and in the course of Consultant’s performance hereunder shall be deemed to be “Confidential Information.” Confidential Information shall include, but not be limited to, trade secrets, inventions, ideas, patent applications, processes, formulas, data, programs, other works of authorship, compounds, cell lines, know-how, improvements, discoveries, developments, test results and data relating to any research projects, designs

Consulting Agreement	Cerus Corporation

and techniques, information regarding plans for research development, present and future products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, investors and information regarding the skills and compensation of employees of Cerus, whether disclosed in oral, written, graphic or electronic form.

7. Exceptions To Confidential Information. The term “Confidential Information” shall not be deemed to include information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of Consultant, generally known or available; (b) is known by Consultant at the time of receiving such information, as evidenced by his or her written records (other than knowledge through a previous contractual relationship with Cerus or its affiliates); (c) is hereafter furnished to Consultant by a third party, as a matter of right and without restriction on disclosure; or (d) is the subject of a written permission to disclose provided by Cerus.

8. Non-Disclosure and Non-Use of Confidential Information. Consultant shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any Confidential Information received from Cerus except as may be authorized by the prior, written permission of Cerus. Consultant may use such Confidential Information only to the extent required for the performance of the Services and for no other purpose. In particular, Consultant shall not file any patent application containing any claim the subject matter of which is derived from Confidential Information. Consultant shall not use Confidential Information for any purpose or in any manner which would constitute a violation of any laws or regulations of the United States. Nothing in this Agreement grants Consultant the right to retain, distribute or commercialize any Cerus Confidential Information. Consultant hereby agrees that he or she will not in any way attempt to obtain, either directly or indirectly, any information regarding any Confidential Information from any third party who has been employed by, has provided consulting services to, or has received in confidence information from, Cerus.

9. Third Party Information. During the term of this Agreement, Consultant agrees to properly protect any proprietary information or trade secrets of Consultant’s former or concurrent employers or companies, if any, and agrees not to bring onto the premises of Cerus any unpublished documents or any property belonging to Consultant’s former or concurrent employers or companies unless consented to in writing by said employers or companies. Consultant further recognizes that Cerus has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Cerus’ part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees, both during the term of Consultant’s engagement and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with Cerus’ agreement with the third party) or use it for the benefit of anyone other than Cerus or such third party (consistent with Cerus’ agreement with the third party).

10. Service Product.

10.1 Disclosure of Service Product. Consultant shall promptly and fully disclose to Cerus any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to performance of the Services for Cerus or of tasks assigned by Cerus hereunder (the “Service Product”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by Cerus) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of Cerus at all times.

10.2 Ownership of Service Product. Consultant agrees that any and all Service Product shall be the sole and exclusive property of Cerus. Consultant hereby assigns to Cerus all right, title and interest in and to any and all Service Product. Consultant further agrees that Cerus is and shall be vested with all rights, title and interests, including but not limited to, patent, copyright, trade secret and trademark rights, in all of Consultant’s Service Product under this Agreement.

10.3 Perfecting Proprietary Rights. Consultant agrees to assist Cerus in every proper way to obtain and enforce United States and foreign proprietary rights relating to the Service Product in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness), at Cerus’ expense, as Cerus may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such proprietary rights to Cerus or its designee. Consultant’s obligation to assist Cerus with respect to proprietary rights in any and all countries shall continue beyond the termination of the Agreement, but Cerus shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Cerus’ request on such assistance. In the event Cerus is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in Section 10.3, Consultant hereby irrevocably designates and appoints Cerus and its duly authorized officers and agents as Consultant’s agent and attorney in fact to execute, verify and file, with the same legal force and effect as if executed by Consultant, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph.

Consulting Agreement	Cerus Corporation

10.4 Disclosure of Patent Applications. During the term of this Agreement, and for one (1) year after its termination for any reason, Consultant will promptly disclose to Cerus fully and in writing all patent applications filed by Consultant or on Consultant’s behalf.

11. Term and termination. This Agreement commences on 1 April 2016 and is entered into for 12 months, thus terminating by operation of law on 31 March 2017. Consultant may give notice at any time, taking into account a notice period of 30 days. Cerus can under no circumstance terminate this Agreement before 31 March 2017.

In the event of any termination or expiration of this Agreement, Consultant shall cease using and to return to Cerus all Confidential Information, Service Product, and other materials belonging to Cerus. Sections 6 through 9 and 18 of this Agreement shall survive any termination or expiration of this Agreement for seven (7) years. Sections 4, 10 and to the extent applicable 12 shall survive any termination or expiration of this Agreement indefinitely.

12. Non-competition. From 1 April 2016 until 31 March 2017, the Consultant shall not be engaged in any activities anywhere in the world, other than pursuant to this Agreement, which are related to pathogen inactivation of blood product and bacterial detection methods for platelet components. This includes the acquisition or ownership of shares or depository receipts for shares in enterprises which are related to pathogen inactivation of blood product and bacterial detection methods for platelet components.

13. Penalty clause. In the event of a breach of any of the provisions of sections 6, 8 through 10, 12 and 18, Consultant shall be liable to Cerus for an immediately due and payable penalty of EUR 10,000 per breach and EUR 1,000 for each day on which the breach continues, without prejudice to any other rights provided for by law or under this Agreement such as the right to specific performance, the right to an injunction or the right to claim damages instead of this penalty.

14. Choice of Law. This Agreement shall be governed by the laws of the Netherlands, excluding its conflict of laws principles. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted for the Court of Amsterdam, the Netherlands.

15. Entire Agreement. This Agreement and the Exhibits attached hereto and hereby incorporated herein, constitute the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

16. Assignment. This Agreement will inure to the benefit of Cerus’ successors and assigns. Consultant shall not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of Cerus.

17. English Language; Severability. This Agreement has been prepared in the English language and the English language shall control its interpretation. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect.

18. Foreign Corrupt Practices Act.

18.1 Compliance. Consultant agrees to perform its obligations hereunder in compliance with both applicable laws and regulations and good business ethics and confirms that no part of this Agreement violates such laws or regulations. Consultant will immediately notify Cerus of any change in the laws or regulations that may substantially affect this Agreement.

18.2 Business Practices. Consultant represents that neither Consultant, any person or entity associated with Consultant, nor any officer, director, employee, or agent or affiliates of Consultant, has ever, directly or indirectly, made use of any means or instrumentality corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, and Consultant covenants that neither Consultant, nor any officer, director, employee, or agent or affiliates of Consultant, will ever make, directly or indirectly, use of any means or instrumentality corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value.

(a) to any official, political party or official thereof, or any candidate for political office, for purposes of: (i) influencing any act of decision of such party, official, or candidate in its or his official capacity, (ii) inducing such party, official, or candidate to do or omit to do an act in violation of the lawful duty of such party, official, or candidate or (iii) securing any improper advantage, or inducing such party, official, or candidate to use its or his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to obtain or retain business for or with, or directing business to, any person;

(b) to any representative or employee of any customer potential customer of Cerus, or any healthcare professional in any manner in violation of any laws, including, but not limited to, laws, respecting anti-bribery or anti-corruption and laws respecting promotion of medical products.

Consulting Agreement	Cerus Corporation

For purposes of this Section 18, the term “official” shall refer to any officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization; or any family member or nominee of such officer, employee or person.

18.3 No position of Influence. No officer, director, partner, principal, employee, or agent or affiliates of Consultant is an official or employee of a governmental agency or instrumentality or a government owned company or a customer in a position to influence action or a decision regarding the activities of Cerus or Cerus’ affiliates. Consultant covenants that it will inform Cerus, if an d as soon as any person assumes such a position while at the same time remaining an officer, director, partner, owner, principal, employee, agent or affiliates of Consultant.

18.4 Certification. Consultant agrees to complete, sign and return to Cerus the Certification attached hereto as Exhibit C to this Agreement at the time Consultant executes the Agreement. Consultant also agrees to provide prompt certification of its continuing compliance with applicable laws whenever requested by Cerus.

18.5 Remedies. Consultant’s failure to abide by the provision of this Section 18 shall be deemed a material breach of this Agreement. Consultant shall indemnity and hold Cerus and any of its affiliates harmless from any against any and all liabilities that may arise by reason of Consultant’s acts, Consultant’s affiliates’ acts or the acts of any other third parties acting on Consultant’s behalf, which would constitute a violation of this Section 18.

19. Data Protection. Cerus requires Consultant’s express consent in order to process data about Consultant. For purposes of the all relevant EU, national and other international data privacy protection legislation, by executing this Agreement, Consultant expressly consents to the holding and processing of personal data and, where appropriate, sensitive personal data provided to Cerus by Consultant for all purposes relating to the performance of this Agreement, including, but not limited to: (a) administration and maintenance of records; (b) payment and review of fees and other payments; (c) reviews of performance under this Agreement; (d) provision of information to potential future purchaser(s) of Cerus and (e) transfer of personal information concerning Consultant to a country or territory outside the EEA, including but not limited to the United States.

20. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon the personal delivery, or three (3) days after the date of mailing when sent by certified or registered mail, postage prepaid.

AGREED TO:

CERUS CORPORATION

By:	/s/ William M. Greenman
Date: December 23, 2015

AGREED TO:

Caspar Hogeboom:	/s/ Caspar Hogeboom

Date: 23-Dec-2015

EXHIBIT A

SERVICES

The Services shall include, but not be limited to, the following:

DELIVERABLES

•	Red Cell Plan for distribution markets in Eastern Europe excluding Russia/Kazakhstan/CIS

A-1

EXHIBIT B

FEE SCHEDULE

For the period 1 April 2016 through 31 March, 2017, Consultant will receive a monthly consulting fee of EUR 5,000 excluding VAT.

B-1

EXHIBIT C

CERTIFICATION

The Consulting Agreement signed between Caspar Hogeboom (“Consultant”) and Cerus Corporation (“Cerus”) and effective_1-4-16 (the “Agreement”) is contingent upon compliance with both applicable laws and regulations, and good business ethics.

The Consultant hereby certifies that he has not paid, will pay, offer to pay or promise to pay, or authorize the payment directly or indirectly through any other person or firm, of any money or anything of value to any government official or employee, political party or official of such party, or any candidate for political office, for the purpose of inducing or rewarding favorable action or the exercise of influence by such official, party or candidate in any governmental matter relating to the products of Cerus. Additionally, the undersigned hereby certifies that he has not paid, will pay, offer or give anything of value to a potential customer of Cerus, or any healthcare professional for the purpose of unlawfully inducing or influencing that customer or healthcare professional to purchase, recommend or use Cerus’ products.

The undersigned hereby certifies that he has authority to enter into and bind to all the terms and conditions of the Agreement and the foregoing certification.

Caspar Hogeboom:	/s/ Caspar Hogeboom

Date: 23-Dec-2015

C-1